Exhibit P to the Separate Series of the Amended and Restated Managed Portfolio Series Custody Agreement

Name of Series
Port Street Quality Growth Fund
Port Street Institutional Opportunities Fund

Domestic Services Custody Fee Schedule at November, 2013

Annual Fee Based Upon Market Value Per Fund*
[ ] basis point on average daily market value
Minimum annual fee per fund - $[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ] – Book entry DTC transaction/Federal Reserve transaction/principal paydown
$[ ] – Repo agreement/reverse repurchase agreement/time deposit/CD or other non-
depository transaction
$[ ] – Option/SWAPS/future contract written, exercised or expired
$[ ] – Mutual fund trade/Fed wire/margin variation Fed wire
$[ ] – Physical transaction
$[ ] – Check disbursement (waived if U.S. Bancorp is Administrator)
$[ ] – Segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature not needed on the domestic and global fees on this Exhibit P as they are not changing at November 16, 2016.

Port Street

Exhibit P (continued) to the Separate Series of the Amended and Restated
Managed Portfolio Series Custody Agreement

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at NOVEMBER, 2013

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE

[redacted]

Base Fee - A monthly charge per account (fund) will apply based on the number of foreign securities held.
1-25 foreign securities: $[ ]
26-50 foreign securities: $[ ]
Over 50 foreign securities: $[ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Cash Transactions:
3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $[ ].

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.

Out of Pocket Expenses
Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.
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Port Street